SERVICES AGREEMENT

This SERVICES AGREEMENT (the "Agreement"), is entered into as of July 22, 2009 (the "Effective Date") by and between Adama Technologies Corporation, a corporation incorporated under the laws of the State of Delaware (“Recipient”), and Adama Technologies (Israel) Ltd., a company incorporated under the laws of the State of Israel (“Provider”).

RECITALS

WHEREAS, Recipient desires, from time to time, to engage Provider to provide services for the benefit of Recipient; and

WHEREAS, Provider desires to provide such services to Recipient;

NOW THEREFORE, the parties agree as follows:

1.      Services

1.1.  Scope of Services. At the request of Recipient, Provider will provide Recipient with business management services, including, without limitation, on-going supervision, management and business development of the Recipient's business activities as well as any other services that will be requested by the Recipient (the “Services”). In rendering the Services, Provider Personnel (defined below) shall act, among other duties, as CEO of Recipient and as such shall have full power and authority to negotiate, conclude, sign, execute or in any other way accept contracts or business engagements in the name of or on behalf of Recipient and exercise discretion with respect to the conduct of the business of Recipient.

1.2.  The Services will be provided by employees or contractors of Provider, which are to be pre-approved by Recipient ("Provider Personnel"). As of execution of this Agreement, the Services will be provided by Peled Barkai and Omri Krigel, who shall personally perform all Services. Recipient will be entitled to replace the individuals providing the Services, with or without cause, upon 7 days prior written notice to Provider.

2.      Payments.

2.1. Direct Cost. Recipient will pay Provider for all the direct costs (“Direct Costs”) that Provider incurs in rendering the Services, including payments made to Provider Personnel; travel; rent; office costs and similar items directly allocable to Provider’s provision of the Services.

2.2.           Profit Sharing. In addition to payment of the Direct Costs, in consideration for the rendering of the Services, Provider will be entitled to a share of Recipient’s profits at an amount equal to 80% of Recipient’s profit (“Profit Share”). The Profit Share will only be payable to Provider at the end of the fiscal year in which profits were generated by Recipient or as otherwise will be agreed by the parties.

2.3.  Reporting and Payment Terms.

(a)  Provider will invoice Recipient on a quarterly basis for the amount of Direct Costs due and payable. Recipient will pay the Direct Costs no later than 90 calendar days after receipt of the quarterly invoice. Late payments shall incur interest at the minimum applicable rate required under applicable laws.

(b)  Provider will furnish Recipient, together with the applicable invoice, with a report showing the components of cost comprising the Direct Costs under the applicable invoice, together with such information related thereto reasonably requested by Recipient.

2.4. At the end of each fiscal year, during the term of this Agreement, Recipient shall issue Provider a report, executed by an officer of Recipient, indicating the aggregate profits generated by recipient in the past year and showing the applicable amount payable to Provider as Profit share thereunder. The Profit Share shall be due and payable within 4 months from the end of the fiscal year with respect to which such payment is being made.

2.5. Withholding Taxes. Recipient may withhold from payments due under this Agreement such taxes as are required to be withheld under applicable law. If any tax is withheld by Recipient, Recipient shall provide Provider with receipts or other evidence of such withholding and payment to the appropriate tax authorities.

2.6. VAT Taxes. All invoices from Provider shall include value added and similar taxes, if and to the extent required by applicable law. The costs of such taxes shall be borne by Provider and shall not be remitted by Recipient notwithstanding their required inclusion in any invoice.

3.      Intellectual Property.

3.1.  Ownership of Rights. Any Proprietary Rights (as defined below), whether or not patentable or registrable under copyright or similar laws, that are developed, invented, improved, reduced to practice and/or conceived by Provider, Provider Personnel or any of its employees or service providers through the provision of the Services to the Recipient, are and will be the sole and exclusive property of the Recipient.

3.2.  Assignment of Rights. To the extent applicable, Provider hereby assigns (the “Rights Assignment”) to Recipient all rights, title and interest throughout the world in each invention or improvement that results from the Services, and all related improvements, inventions, formulae, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by Provider on or after its organization, including any and all patent and patent rights, copyrights, trade secret rights, and other rights in connection therewith ("Proprietary Rights"). The Rights Assignment includes an assignment of Provider’s rights under any and all inventions assignment and non-disclosure agreements executed with Provider Personnel and its employees, contractors, consultants and agents. Provider undertakes to assist Recipient in every proper way to evidence and perfect the Rights Assignment and to apply for and obtain, and from time to time enforce, maintain, and defend the Proprietary Rights in any and all countries that Recipient may designate. Provider will execute all documents that Recipient may request for such purposes.

4.      Confidentiality

4.1.  Definition. “Confidential Information” means any information disclosed by one party to the other party pursuant to this Agreement in any form that is marked “Confidential,” “Company Secret,” or disclosed under circumstances that reasonably indicate that the information is confidential. Confidential Information may also include information disclosed orally by one party to the other party pursuant to this Agreement under circumstances that reasonably indicate that the information is confidential. All of the rights to be assigned under the Rights Assignment are considered Confidential Information of Recipient.

4.2.  Non-Use; Non-Disclosure. Each party agrees to (a) keep in confidence and trust all of the other party’s Confidential Information received by it, (b) not to use such Confidential Information other than as expressly permitted under the terms of this Agreement or any other agreement between the parties, (c) take all reasonable steps to prevent unauthorized disclosure or use of the other party’s Confidential Information, and to prevent it from falling into the public domain or the possession of unauthorized persons, and (d) disclose the Confidential Information only to those persons who need access to the Confidential Information for purposes of the party meeting and carrying out its obligations hereunder and who have executed a confidentiality agreement which protects the disclosing party’s Confidential Information.

4.3.  Exceptions. For purposes of this Agreement, the following information shall not be considered Confidential Information: (a) information which is generally known to the public, (b) information which has been disclosed by the disclosing party to others without restriction, (c) information which a third party not under a duty of confidentiality discloses to a party, or (d) information required to be disclosed to, or pursuant to an order or request of, any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority (including, any disclosure deemed necessary or appropriate to taxing authorities).

5.      Representations and Undertakings.

5.1. Parties Representations. Each of Recipient and Provider hereby represents and warrants that it has the right to enter this Agreement, has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution and delivery of, and the performance of its respective obligations under this Agreement will not conflict with or result in any breach of, or constitute a default under, any security agreement, commitment, contract, or other agreement, instrument or undertaking to which it is a party or by which any of its property is bound.

5.2. Governmental Approvals. Provider shall take all necessary and proper action to obtain all governmental approvals and licenses from the foreign exchange, tax and other governmental authorities that may be required in order for Provider to enter into this Agreement, to perform the Services to be performed by it hereunder, and to receive the Service Fees.

5.3. Compliance with Laws. In the exercise of their respective rights and the performance of their respective obligations under this Agreement each party shall comply with all applicable laws, regulations and governmental orders. Without limiting the generality of the foregoing, each party shall obtain, and shall maintain in full force and effect throughout the continuance of this Agreement, all licenses, permits, authorizations, approvals and government filings and registrations necessary or appropriate for the exercise of its rights and the performance of its obligations hereunder.

5.4. Export Controls. Without limiting the generality of Section 5.3 above, Provider shall comply and obtain all required permits and consents under all applicable United States and Israeli export control laws and regulations, including the United States Export Administration Regulations and shall not export, re-export, transfer, divert or disclose directly or indirectly, any products, intangible property or any direct product thereof except as authorized under such export control laws and regulations.

6.      Term and Termination

6.1. Term. The term of this Agreement will commence on the Effective Date and will renew automatically for one-year periods at each anniversary of the Effective Date unless terminated earlier in accordance with this Section.

6.2. Termination for Convenience. Either party may terminate this Agreement at any time by providing 7 days prior written notice to the other party.

6.3. Termination in the Event of Bankruptcy. This Agreement may be terminated by either party on notice (i) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts, (ii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in such party’s favor within sixty days thereafter, (iii) upon the other party’s making a general assignment for the benefit of creditors or (iv) upon the other party’s dissolution or ceasing to do business in the normal course.

6.4. Return of Intangible Property. Upon termination of this Agreement, Provider shall return to Recipient within thirty days of said termination or expiration date all Confidential Information of Recipient and other Recipient property in Provider’s possession, and as of said termination or expiration date.

6.5. Survival.  Sections 3, 4, 5, 6, 7, and 8 shall survive termination of this Agreement for any reason whatsoever.

7.      Relationship of the Parties

7.1.  Subject to the provisions of Section 1.1 above, neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

7.2.  The parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement or from the rendering of the Services.

7.3.  Provider shall be solely responsible for the payment of all costs arising from the employment or services rendered by Provider Personnel. In the event the Recipient is demanded and/or obligated, to pay the Provider or any of Provider Personnel, any amount, or give Provider or any of Provider Personnel or any third party any right, deriving from the existence of employer-employee relationship between Provider or any of Provider Personnel and the Recipient, Provider shall indemnify the Recipient for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economical value of such right and including legal expenses.

8.      General Provisions

8.1. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Recipient, to:	Adama Technologies Corporation
Address: _______________
Attention: _________________
Telephone No.: _____________
Facsimile No.: ______________

(b)	if to Provider, to:	Adama Technologies (Israel) Ltd.
Address: _______________
Attention: _________________
Telephone No.: _____________
Facsimile No.: ______________

Notwithstanding the foregoing, notices sent pursuant to this Section shall be effective when sent.

8.2.  No Implied-Waiver; Remedies Cumulative. No failure on the part of any party to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

8.3.  Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

8.4.  Assignment. This Agreement or any right or obligation hereunder, is not assignable, delegable or otherwise transferable by a party, either voluntarily, by operation of law, or otherwise, without the prior written consent of the other party (which consent may be withheld in its sole discretion). Any such purported assignment or transfer shall be null and void.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

8.5.  Governing Law and Jurisdiction. This Agreement and the transactions contemplated hereby shall be governed and construed under and in accordance with the laws of the State of Israel, without giving effect to the principles of conflicts of laws. Each of the parties to this Agreement agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto shall only be brought and determined in the competent courts of Tel-Aviv-Jaffa, Israel.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

8.6.  Entire Agreement; No Third Party Beneficiaries. This Agreement: (a) constitutes the entire agreements and supersedes all prior and contemporaneous agreements, negotiations, arrangements and understandings (whether written, oral or electronic) between the parties with respect to the subject matter hereof, and (b) except for the parties to this Agreement, is not intended to confer upon any person any rights or remedies.

8.7.  Force Majeure.  Non-performance of any party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the non-performing party.

8.8.  Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each of the other parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADAMA TECHNOLOGIES CORPORATION	ADAMA TECHNOLOGIES (ISRAEL) LTD.

By: /s/ Aviram Malik	By: /s/ Boaz Benrush

Title: President	Title: Director
Date: July 22, 2009	Date: July 22, 2009

By: /s/ Oren Bar-nir Gayer
Title: Director
Date: July 22, 2009